1                                PRESS RELEASE

FOR IMMEDIATE RELEASE                                     CONTACT:  Cass English
July 15, 1997                                                       804-217-5800


                           DYNEX CAPITAL, INC. REPORTS
                          SECOND QUARTER 1997 EARNINGS


         Dynex Capital, Inc. (NYSE: DX) today reported net income of $18.4 million, or $0.35 per common share for the second quarter of 1997, compared to $18.3 million, or $0.35 per common share for the first quarter of 1997, and $25.9 million, or $0.58 per common share for the second quarter of 1996. The second quarter of 1996 included a one-time $18.9 million gain from the sale of the Company's single-family operations. Prior period per share information has been adjusted for the Company's 2-for-1 stock split, effective May 5, 1997. The Company previously declared a dividend of $0.335 per common share for the second quarter.

         In commenting on the Company's results, Thomas H. Potts, President, stated, "The second quarter of 1997 produced solid results for the Company. Net interest margin exceeded $21 million, a record for one quarter, in spite of the tightening by the Federal Reserve in March. The Company issued $984 million in collateralized bonds during the quarter, which reduced our short-term borrowings and provides the basis for future net interest margin growth over the balance of the year. The mark-to-market on the Company's investment portfolio increased to a record $77 million primarily as a result of the issuance of the collateralized bonds. We continue to feel that the quality of our income remains strong."

         During the second quarter, the Company's fundings totaled $833 million, consisting of $38 million in multi-family/commercial loans, $69 million in manufactured housing loans, $703 million in bulk purchases of single-family loans, and $23 million through its specialty finance division which concentrates on loan products designed for home builders and single-family homeowners.

                  Mr. Potts noted, "Multi-family lending volumes increased during the second quarter but were below expectations due to delays in construction and lease-up of the corresponding apartment projects. The delays are temporary and we expect production volumes to be strong for the remainder of the year." The Company currently has $533 million in commitments outstanding to originate multi-family loans over the next 18 months. The Company continues its expansion into other complementary markets, funding $14 million in commercial real estate loans during the quarter. The Company expects to securitize approximately $300 million of multi-family and commercial loans during the fourth quarter of this year.

         Regarding the Company's manufactured housing production operations, production volume increased from $29 million in the first quarter to $69 million in the second quarter. The Company plans to introduce loan programs for "land/home" financing during the third quarter. Mr. Potts commented, "We are steadily building our infrastructure in manufactured housing lending. We have established ourselves in all our targeted markets, and will shortly offer a full selection of loan programs for our customers. We successfully securitized over $100 million of manufactured housing loans during the second quarter, and delinquencies are at low levels. We expect continued growth in our manufactured housing lending volume."

         Regarding the outlook for the balance of 1997, Mr. Potts remarked, "We are positive about our prospects for the balance of the year. We expect increasing production in our multi-family/commercial, manufactured housing lending and specialty finance areas. We should also see continued growth in our net interest margin as a result of the recent growth in our investment portfolio and our expectation of a stable interest rate environment."

         Dynex Capital, Inc. is a mortgage and consumer finance company which uses its production operations to create investments for its portfolio. The Company's primary production operations include the origination of mortgage loans secured by multi-family and commercial real estate properties and the origination of loans secured by manufactured homes. The Company has elected to be treated as a real estate investment trust (REIT) for federal income tax purposes. The Company's strategy is to create investments from its production operations at a lower effective cost than if assets were purchased in the market, and as a result, steadily increase its net interest margin income and earnings per share over time.



Note: This document contains "forward-looking statements"(within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of unforeseen external factors. As discussed in the Company's filings with the SEC, these factors may include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in costs and other general competitive factors.

                                      # # #

                              DYNEX CAPITAL, INC.
                          Consolidated Balance Sheets
                         (Thousands except share data)

                                                June 30,         December 31,
                                                  1997               1996
                                               ----------        ------------
ASSETS
Investments:
  Portfolio assets:
    Collateral for collateralized bonds        $3,338,916         $2,702,294
    Mortgage securities                         1,181,424            892,037
    Other                                         135,748             96,236
  Loans held for securitization                   307,392            265,537
                                               ----------         ----------
                                                4,963,480          3,956,104

Cash                                                7,910             11,396
Accrued interest receivable                         8,632              8,078
Other assets                                       58,778             11,879
                                               ----------         ----------
                                               $5,038,800         $3,987,457
                                               ==========         ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Collateralized bonds                           $3,110,678       $2,519,708
Repurchase agreements                             661,310          756,448
Notes payable                                     306,594          177,124
Payable for investments purchased                 393,844               --
Accrued interest payable                            2,501            2,717
Other liabilities                                  31,542           27,843
                                               ----------       ----------
                                                4,506,469        3,483,840
                                               ----------       ----------

SHAREHOLDERS' EQUITY:
Preferred stock, par value $.01 per share,
  50,000,000 shares authorized:
    9.75% Cumulative Convertible Series A
      1,481,160 and 1,552,500 issued               33,831           35,460
      and outstanding, respectively
    9.55% Cumulative Convertible Series B
      2,061,243 and 2,196,824 issued               48,251           51,425
      and outstanding, respectively
    9.73% Cumulative Convertible Series C
      1,839,000 and 1,840,000 issued               52,711           52,740
      and outstanding, respectively
Common stock, par value $.01 per share,
  50,000,000 shares authorized,
  42,822,154 and 41,307,186 issued
  and outstanding, respectively                       428              414
Additional paid-in capital                        311,080          291,430
Net unrealized gain on investments                 77,006           64,402
available-for-sale
Retained earnings                                   9,024            7,746
                                               ----------       ----------
                                                  532,331          503,617
                                               ----------       ----------
                                               $5,038,800       $3,987,457
                                               ==========       ==========

                              DYNEX CAPITAL, INC.
                     Consolidated Statements of Operations
                         (Thousands except share data)

                                                        Quarter ended June 30,           Six months ended June 30,
                                                        1997            1996              1997             1996
                                                  --------------   --------------   --------------  ----------------
Interest income:
  Collateral for collateralized bonds             $      45,433    $      32,134    $      93,895   $      55,643
  Mortgage securities                                    21,598           35,419           41,279          71,956
  Other portfolio assets                                  2,887              999            5,249           1,667
  Loans held for securitization                          11,113            9,774           17,669          21,225
                                                  -------------    -------------    -------------   -------------
                                                         81,031           78,326          158,092         150,491
                                                  -------------    -------------    -------------   -------------

Interest and related expense:
  Collateralized bonds                                   38,266           26,306           77,618          44,079
  Repurchase agreements                                  15,363           29,856           27,691          62,960
  Notes payable                                           4,191            2,337            7,391           4,845
  Other                                                     413            1,135              969           1,696
  Provision for losses                                    1,420              400            2,415             800
                                                  -------------    -------------    -------------   -------------
                                                         59,653           60,034          116,084         114,380
                                                  -------------    -------------    -------------   -------------

Net interest margin                                      21,378           18,292           42,008          36,111

Gain on sale of single-family operations                     -            18,899               -           18,899
Gain on sale of assets, net of associated costs           2,201           (6,397)           4,688          (6,196)
Other income                                                574              407              986           1,023
General and administrative expenses                      (5,769)          (5,304)         (10,988)        (11,255)
                                                  -------------    -------------    -------------   -------------
Net income                                        $      18,384    $      25,897    $      36,694   $      38,582
                                                  =============    =============    =============   =============

Net income                                               18,384           25,897           36,694          38,582
Dividends on preferred stock                             (3,716)          (2,193)          (7,403)         (4,386)
                                                  -------------    -------------    -------------   -------------
Net income available to common shareholders       $      14,668    $      23,704    $      29,291   $      34,196
                                                  =============    =============    =============   =============

Per common share (1):
  Primary                                         $        0.35    $        0.58    $        0.70   $        0.84
  Fully diluted                                   $        0.34    $        0.54    $        0.69   $        0.80

Weighted average number of common
 shares outstanding (1)
  Primary                                            42,430,631       40,758,848       42,050,785      40,644,624
  Fully diluted                                      53,445,725       48,257,496       53,185,945      48,143,272

(1) Adjusted for two-for-one common stock split effective May 5, 1997